Exhibit 99.1

McClatchy Reports First Quarter 2015 Results

Discusses strategic initiatives for 2015

- Revenue categories other than print newspaper advertising grew to 67.2% of Q1 2015 total

- Audience revenues grew 4.8% in Q1 2015 versus Q1 2014 fueled by digital growth of 13.6%

- Accelerating strategic initiatives to help counter continuing trends in print advertising

- Limited share repurchase plan announced to offset dilution of equity compensation programs

- Received a final distribution of $7.5 million in April 2015 from Classified Ventures

SACRAMENTO, Calif., April 24, 2015 /PRNewswire/ -- The McClatchy Company (NYSE-MNI) today said the net loss from continuing operations in the first quarter of 2015 was $11.3 million, or $0.13 per share compared to a net loss from continuing operations of $16.1 million, or $0.19 per share, in the first quarter of 2014. The net loss in the first quarter of 2014, including the impact of discontinued operations, was $15.8 million, or $0.18 per share.

The net loss from continuing operations on an adjusted basis in the first quarter of 2015, excluding certain items, was $8.7 million compared to a net loss from continuing operations in the first quarter of 2014, adjusted for similar items, of $6.1 million.

In 2014 the company began reporting the wholesale fees paid for certain third-party digital products and services as a reduction of the associated revenues (rather than being recorded as expense). This has no impact on the company's operating income, operating cash flows or earnings. The most significant of these digital agreements related to Cars.com. Reported results relating to the company's sales of Cars.com products are impacted by the execution of a new affiliate agreement with Cars.com on Oct.1, 2014. Under the new affiliate agreement, the wholesale fees increased, and as a result, net revenues (gross revenues net of wholesale fees) from the sales of Cars.com products in the first three quarters of 2015 are not comparable to net revenues in the first three quarters of 2014.

Pat Talamantes, McClatchy's president and CEO, said, "Our revenues in the first quarter were impacted by the continued decline in print retail and national advertising, particularly among large advertisers. To help offset advertising trends, we are undertaking a number of initiatives that involve incremental expense at the start of the projects, but which should be more than offset by cash flow benefits in the future. The first quarter is our seasonally lowest quarter for revenues, which magnified the impact of those expenses on our bottom line. Still, even with those incremental costs, our expense performance improved compared to recent quarters and as we expected, our debt reduction last November enabled us to reduce interest costs by $11 million in the first quarter.

"On a gross basis, digital-only advertising revenues grew again this quarter. For the first quarter of 2015, total digital-only advertising revenues reported on a gross basis and excluding the impact of selling Apartments.com in April of 2014, grew 4.4% and audience revenues were up 4.8% compared to the same quarter last year. Together with direct marketing and other non-traditional sources, these revenue categories, which exclude print newspaper advertising, accounted for 67.2% of our total revenues in the quarter compared to 62.6% in the first quarter of 2014, and grew 1.1% in the 2015 quarter."

Strategic Initiatives

Talamantes continued, "We expect the numerous strategies on which we've embarked to improve digital, direct marketing and audience revenues, to enhance our content offerings across all platforms and to significantly reduce legacy costs associated with our print products. Revenue initiatives include adding resources to our digital sales team, revamping our sales forces and growing our impressLOCAL product to provide agency services to small and medium-sized advertisers in our markets. We also are realigning and improving our content delivery on all platforms, from the printed newspaper to our websites and mobile apps. And we are greatly expanding our resources in video to improve story-telling and generate additional advertising revenues from that fast-growing market. Our cost initiatives are focused on reducing legacy costs, primarily in production and distribution, including substantial savings in newsprint costs.

"We expect to achieve $25 million to $30 million of cost savings in 2015 from these specific initiatives, a portion of which helped us in the first quarter." Talamantes concluded, "We expect the savings to build over the course of the year. Also, in light of weaker print advertising revenues this year, individual newspapers are adopting additional cost reduction plans to achieve their budgets. We expect to have another challenging quarter in the second quarter before cash flow flattens in the second half of 2015."

First Quarter Results

Based on gross sales of Cars.com and certain other digital products and services, total revenues in the first quarter of 2015 were $264.4 million, down 5.8% compared to the first quarter of 2014. Advertising revenues were $158.5 million, down 12.0% compared to the same quarter last year. Softness in print retail and national advertising continued to negatively impact print and direct marketing advertising revenues. Advertising comparisons also reflect the loss of revenues resulting from the disposition of Apartments.com in April 2014.

Digital-only gross advertising revenues were up 3.1% in the quarter compared to the first quarter of 2014, which included Apartments.com revenues, and were up 4.4% excluding Apartments.com revenues in 2014. Total digital gross advertising revenues were down 1.4% compared to the same quarter last year and were down 0.6% excluding Apartments.com-related revenues from 2014.

On a GAAP basis, that is reporting revenues associated with the sales of Cars.com and certain other digital products and services net of wholesale fees paid to third-party vendors, total revenues in the first quarter of 2015 were $257.2 million, down 6.9% compared to the first quarter of 2014. Advertising revenues were $151.2 million, down 13.9% compared to the same quarter last year.

Direct marketing advertising revenues declined 9.6% in the quarter and reflect in part the elimination of certain niche products in the third quarter of 2014, and in part, a pullback by large retailers in preprint advertising inserts delivered to non-subscribers.

Audience revenues were $93.2 million, up 4.8% from the same quarter in 2014. The monthly unique visitor count finished the quarter up 0.7% compared to the same quarter last year when monthly unique visitors we up 33%. Mobile users continue to grow and represented 49.6% of total monthly unique visitors in the quarter.

Results in the first quarter of 2015 were impacted by severance charges totaling $4.2 million, or $2.6 million after-tax, among other items. Operating cash expenses, excluding severance and certain other charges declined 3.2% from the same quarter last year. This decrease is in spite of an increase of $2.7 million from investments related to new revenue and other initiatives and digital infrastructure such as new enterprise-wide systems.

Operating cash flow from continuing operations was $27.2 million in the first quarter of 2015, down 29.3% compared to the first quarter last year. (Non-GAAP measurements impacting income from continuing operations, cash expenses and operating cash flows are discussed below.)

Limited Share Repurchase Program

Today McClatchy announced that its Board of Directors had authorized a new limited share repurchase program for the repurchase of up to $7.0 million of its Class A common stock through December 31, 2016. The repurchases are intended to mitigate the dilutive impact of issuing Class A stock under McClatchy's equity compensation plans. The shares will be repurchased from time to time depending on prevailing market prices, availability, and market conditions, among other things.

Other First Quarter Business and Financial Highlights

Interest costs declined by $11.1 million in the first quarter of 2015 and cash interest expenses are expected to decline about $40 million for all of 2015 as a result of lower debt balances compared to 2014.

Debt at the end of the first quarter was $1.033 billion. The company finished the quarter with $73.5 million in cash. The leverage ratio at the end of the first quarter as defined in the company's credit agreement was 4.5 times cash flow compared to a maximum leverage covenant of 6.0 times cash flow (as defined).

Income from equity investments declined $5.7 million in the first quarter of 2015. Income from equity investments included results from Classified Ventures in the first quarter of 2014 with no results in 2015 (Apartments.com sold on April 1, 2014, and Cars.com sold on Oct. 1, 2014).

In early April of 2015, the company received a final cash distribution of $7.5 million from Classified Ventures that will be recorded as a gain on the sale of an equity investment in its financial statements in the second quarter of 2015.

Outlook

The company plans to continue its digital transformation and revenue diversification during the remainder of 2015. More than two-thirds of its revenues are derived from sources other than print newspaper advertising. In 2015 the company expects digital-only advertising revenues to grow in the double-digit range on a gross basis, and up in the high-single digit to low double-digit range including the impact of netting $9 million in higher wholesale fees against revenues in the first nine months of the year due to the new Cars.com affiliate agreement entered into on Oct. 1, 2014. Also, growth is expected in direct marketing advertising that will be invigorated by new niche products and events and expanded distribution of its Sunday Select product. Finally, growth in digital subscribers and selective rate increases are expected to continue to fuel low single-digit increases in audience revenues. Management expects newspaper print advertising to continue to represent a smaller share of overall revenue, due in part to the growth in digital-only advertising, direct marketing and audience revenues.

As part of its ongoing digital transformation, McClatchy is focusing on reducing legacy costs tied to its print newspaper products – primarily production and distribution expenses, including newsprint expenses. Management expects that even with higher non-cash pension costs and investments in new digital products and enterprise-wide computer systems, cash expenses will decline in the low-to-mid single-digit range. The reductions in legacy costs coupled with revenue initiatives will help counter the continuing negative trends in print advertising. Management expects to have another challenging quarter in the second quarter before cash flow flattens in the second half of 2015. Management noted that expenses may be reduced further if needed based upon the revenue environment.

The company's statistical report, which summarizes revenue performance for the first quarter of 2015, is attached.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as gross revenues, adjusted net loss from continuing operations, operating cash flow and operating cash flow margin. Adjusted net loss from continuing operations is defined as net loss from continuing operations excluding amounts (net of tax) for a gain on the sale of an equity investment, severance charges, accelerated depreciation on equipment, real estate related charges, certain other charges, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating loss plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models and industry peers.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 24830761) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenue and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 28, 2014, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Amounts in thousands, except per share amounts)

	Quarter Ended
	March 29,	March 30,
	2015	2014
REVENUES - NET:
Advertising	$ 151,247	$ 175,602
Audience	93,209	88,953
Other	12,722	11,616
	257,178	276,171
OPERATING EXPENSES:
Compensation	106,672	108,552
Newsprint, supplements and printing expenses	24,776	27,277
Depreciation and amortization	23,663	40,295
Other operating expenses	103,225	104,745
	258,336	280,869

OPERATING LOSS	(1,158)	(4,698)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(22,338)	(33,412)
Interest income	63	4
Equity income (loss) in unconsolidated companies, net	3,867	9,558
Gains related to equity investments	633	-
Other - net	(66)	62
	(17,841)	(23,788)

Loss from continuing operations before taxes	(18,999)	(28,486)
Income tax benefit	(7,653)	(12,424)
LOSS FROM CONTINUING OPERATIONS	(11,346)	(16,062)

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES	-	220
NET LOSS	$ (11,346)	$ (15,842)

Net income (loss) per common share:
Basic:
Loss from continuing operations	$ (0.13)	$ (0.19)
Income from discontinued operations	-	0.01
Net loss per share	$ (0.13)	$ (0.18)

Diluted:
Loss from continuing operations	$ (0.13)	$ (0.19)
Income from discontinued operations	-	0.01
Net loss per share	$ (0.13)	$ (0.18)

Weighted average number of common shares used to calculate basic and diluted earnings per share:
Basic	87,207	86,475
Diluted	87,207	86,475

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Loss from Continuing Operations to Operating Cash Flows

	Quarters Ended
	March 29,	March 30,
	2015	2014
REVENUES - NET:
Advertising	$151,247	$175,602
Audience	93,209	88,953
Other	12,722	11,616
	257,178	276,171
OPERATING EXPENSES:
Compensation excluding severance charges	102,489	106,722
Newsprint, supplements and printing expense	24,776	27,277
Other cash operating expenses	102,670	103,638
Cash operating expenses excluding severance and other charges	229,935	237,637
Severance charges	4,183	1,830
Other charges	555	1,107
Depreciation and amortization	23,663	40,295
Total operating expenses	258,336	280,869

OPERATING LOSS	(1,158)	(4,698)
Add back:
Depreciation and amortization	23,663	40,295
Severance charges	4,183	1,830
Other charges	555	1,107
OPERATING CASH FLOW	$ 27,243	$ 38,534

OPERATING CASH FLOW MARGIN	10.6%	14.0%

Reconciliation of Loss from Continuing Operations to Adjusted Net Loss

Loss from continuing operations:	$ (11,346)	$ (16,062)

Add back certain items, net of tax:
Gain on sale of equity investments	(393)	-
Severance charges	2,562	1,051
Accelerated depreciation on equipment	90	8,328
Real estate related charges	-	562
Other charges	340	137
Reversal of interest on tax items	-	(22)
Certain discrete tax items	-	(119)
Adjusted loss from continuing operations	$ (8,747)	$ (6,125)

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 1
	Combined			Print			Digital

Revenues:	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change

Advertising revenues reported at gross for certain digital contracts (historical)
Retail	$76,606	$87,921	-12.9%	$57,491	$69,780	-17.6%	$19,115	$18,141	5.4%
National	9,558	12,826	-25.5%	5,770	8,696	-33.6%	3,788	4,130	-8.3%
Classified Total	46,116	50,549	-8.8%	23,364	26,506	-11.9%	22,752	24,043	-5.4%
Automotive	16,104	18,355	-12.3%	4,146	5,866	-29.3%	11,958	12,489	-4.3%
Real Estate	6,847	7,590	-9.8%	4,282	4,875	-12.2%	2,565	2,715	-5.5%
Employment	8,188	9,142	-10.4%	3,616	4,009	-9.8%	4,572	5,133	-10.9%
Other	14,977	15,462	-3.1%	11,320	11,756	-3.7%	3,657	3,706	-1.3%
Direct Marketing	25,975	28,722	-9.6%	25,975	28,722	-9.6%
Other Advertising	197	81	143.2%	197	81	143.2%
(A) Total Advertising	$158,452	$180,099	-12.0%	$112,797	$133,785	-15.7%	$45,655	$46,314	-1.4%

Memo: Digital-only (excl apts.com)							$29,733	$28,475	4.4%

Audience	93,209	88,953	4.8%	69,214	67,829	2.0%	23,995	21,124	13.6%
Other	12,722	11,616	9.5%
Total Revenues	$264,383	$280,668	-5.8%

(B) Wholesale fees for certain advertising contracts	$7,205	$4,497	60.2%

Advertising revenues reported at net for certain digital contracts (GAAP)
Retail	$76,606	$87,921	-12.9%	$57,491	$69,780	-17.6%	$19,115	$18,141	5.4%
National	9,558	12,826	-25.5%	5,770	8,696	-33.6%	3,788	4,130	-8.3%
Classified Total	38,911	46,052	-15.5%	23,364	26,506	-11.9%	15,547	19,546	-20.5%
Automotive	9,202	14,154	-35.0%	4,146	5,866	-29.3%	5,056	8,288	-39.0%
Real Estate	6,847	7,590	-9.8%	4,282	4,875	-12.2%	2,565	2,715	-5.5%
Employment	7,885	8,846	-10.9%	3,616	4,009	-9.8%	4,269	4,837	-11.7%
Other	14,977	15,462	-3.1%	11,320	11,756	-3.7%	3,657	3,706	-1.3%
Direct Marketing	25,975	28,722	-9.6%	25,975	28,722	-9.6%
Other Advertising	197	81	143.2%	197	81	143.2%
(A) -(B) Total Net Advertising	$151,247	$175,602	-13.9%	$112,797	$133,785	-15.7%	$38,450	$41,817	-8.1%

Memo: Digital-only (excl apts.com)							$22,644	$24,196	-6.4%

Audience	93,209	88,953	4.8%	69,214	67,829	2.0%	23,995	21,124	13.6%
Other	12,722	11,616	9.5%
Total Revenues	$257,178	$276,171	-6.9%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,113.8	3,508.9	-11.3%

Millions of Preprints Distributed				794.4	926.5	-14.3%

Audience:
Daily Average Total Circulation*				1,724.9	1,810.5	-4.7%
Sunday Average Total Circulation*				2,588.5	2,664.8	-2.9%
Monthly Unique Visitors							45,952.3	45,631.5	0.7%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

CONTACT: Ryan Kimball, Assistant Treasurer & Director of Investor Relations, 916-321-1849, rkimball@mcclatchy.com